Exhibit 1.4

DEED

Date	:	July 14, 2008
Number	:	=109=

NOTARY SUTJIPTO, S.H., M.Kn.

DECREE OF THE MINISTER OF JUSTICE

OF THE REPUBLIC OF INDONESIA

NO. M – 13 – HT/03.05 – TH. DATED: APRIL 11, 1988

REGISTERED AS CAPITAL MARKET SUPPORTING PROFESSION

NUMBER 11/STTD-N/PM/1996, DATED MARCH 20, 1996

MENARA SUDIRMAN, 18TH FLOOR

JL. JEND. SUDIRMAN KAV. 60 JAKARTA – 12190

TEL. 5204778 (HUNTING) FAX: 5204779 – 5204780

E-mail: sutjipto@indosat.net.id

STATEMENT OF MEETING RESOLUTION ON

AMENDMENT TO THE ARTICLES OF ASSOCIATION

“PT INDOSAT TBK”

STATEMENT OF MEETING RESOLUTION ON

AMENDMENT TO THE ARTICLES OF ASSOCIATION

“PT. INDOSAT Tbk”

Number 109

On this day, Monday, fourteenth of July, year two thousand and eight (14-7-2008), at 15:15 WIB (fifteen minutes past fifteen o’clock, Western Indonesia Time), appear before me, SUTJIPTO, Sarjana Hukum, in the presence of witnesses whose name will be stated at the end of this deed:

Mr. JOHNNY SWANDI SJAM, born in Jakarta on 15th (fifteenth) August 1960 (nineteen sixty), President Director of the limited liability company which will be identified below, domiciled in Jakarta, Jalan Pulo Asem I Number 10, Rukun Tetangga 003/Rukun Warga 001, Kelurahan Jati, Sub-district of Pulo Gadung, East Jakarta, holder of Resident Identity Card Number 09.5402.150860.0425, Indonesian citizen. The appearer in his aforementioned capacity firstly states as follows:

On Thursday, 14th (July) 2008 (two thousand and eight), at the Auditorium of Indosat Building, Jalan Medan Merdeka Barat Number 21, Central Jakarta 10110, it was convened an Extraordinary General Meeting of Shareholders of “PT INDOSAT Tbk.” a limited liability established by virtue of Law Number One of nineteen sixty-seven (Law No. 1/Year 1967), and Law Number Eleven of nineteen seventy (Law No. 11/Year 1970) regarding Foreign Capital investment, as rescinded and replaced by Law Number twenty of two thousand and seven (Law No. 25/Year 2007) regarding Capital Investment, domiciled in Jakarta and having its address at Jalan Merdeka Barat Number 21, Kelurahan Gambir, Central Jakarta, whose articles of association are set out in State Gazette of the Republic of Indonesia dated 29 (twenty-ninth) of March 1968 (nineteen hundred and sixty-eight) Number 26, Supplemental Number 24;

Which Articles of Association has undergone several amendments and, for ease of reference, is restated in a deed dated 8 (eighth) of March 2004 (two thousand and four) Number 7, prepared before Mrs. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, which report of such amendment has been received and registered in the Sisminbakum Database of the Directorate General of General Legal Administration of the Department of Justice and Human Rights of the Republic of Indonesia dated 8 (eighth) of March 2004 (two thousand and four) Number C-05582 HT.01.04.TH.2004, and announced in the State Gazette of the Republic of Indonesia dated 19 (nineteenth) March 2004 (two thousand and four) Number 23, Supplemental Number 211;

And subsequently amended as stated in:

•	State Gazette of the Republic of Indonesia dated 11 (eleventh) of January 2005 (two thousand and five) Number 3, Supplemental Number 281;

•	State Gazette of the Republic of Indonesia dated 11 (eleventh) of January 2005 (two thousand and five) Number 12, Supplemental Number 125;

•	State Gazette of the Republic of Indonesia dated 8 (eighth) of March 2005 (two thousand and five) Number 19, Supplemental Number 204;

•	State Gazette of the Republic of Indonesia dated 26 (twenty-sixth) of July 2005 (two thousand and five) Number 47, Supplemental Number 706;

•	State Gazette of the Republic of Indonesia dated 25 (twenty-fifth) of October 2005 (two thousand and five) Number 85, Supplemental Number 1044;

•	State Gazette of the Republic of Indonesia dated 24 (twenty-fourth) of January 2006 (two thousand and six) Number 7, Supplemental Number 86;

•	State Gazette of the Republic of Indonesia dated 24 (twenty-fourth) of January 2006 (two thousand and six) Number 7, Supplemental Number 87;

•	State Gazette of the Republic of Indonesia dated 5 (fifth) of May 2006 (two thousand and six) Number 36, Supplemental Number 464;

•	State Gazette of the Republic of Indonesia dated 29 (twenty-ninth) of August 2006 (two thousand and six) Number 69, Supplemental Number 901;

•

deed dated 21 (twenty-first) of September 2006 (two thousand and six) Number 129, prepared before AULIA TAUFANI, sarjana Hukum, then substituting for me, Notary, the report of which amendment to the articles of association has been received and recorded in the Sisminbakum Database of the Directorate General of General Legal Administration of the Department of Law and Human Rights dated 5 (fifth) October 2006 (two thousand and six) Number W7-HT.01.04-1787;

•

deed dated 9 (ninth) of November 2006 (two thousand and six) Number 38, prepared before AULIA TAUFANI, Sarjana Hukum, substituting Notary for me, Notary, the report of which amendment to the articles of association has been received and recorded in the Sisminbakum of the Directorate General of General Legal Administration of the Department of Justice and Human Rights of the Republic of Indonesia dated 28 (twenty-eight) of November 2008 (two thousand and eight) Number W7-HT.01.04-4134;

•

and the latest change in the composition of the Board of Directors and Board of Commissioners is as set out in deed dated 5 (fifth) June 2008 (two thousand and eight) Number 30, prepared before AULIA TAUFANI, Sarjana Hukum, substituting for me, Notary;

hereinafter referred to as the “Company”, the minute of which has been prepared by me, Notary, on this day, number 108, hereinafter to be referred to as the “Meeting”.

In accordance with Article 21 and Article 22 of the Company’s Articles of Association with respect to the convening of the Meeting, the Company’s Board of Directors has published an announcement to the Company’s shareholders through advertisement in daily newspapers printed in Bahasa Indonesia, namely Investor Daily and Bisnis Indonesia, and 1 (one) daily newspaper printed in the English language, namely the Jakarta Post, all of which are published in Jakarta, on Friday 13th (thirteenth) June 2008 (two thousand and eight) and followed by invitation to the Company’s shareholders through advertisement in daily newspapers printed in Bahasa Indonesia, namely Investor Daily and Bisnis Indonesia, and 1 (one) daily newspaper printed in the English language, namely the Jakarta Post, on Friday 27 (twenty-seventh) June 2008 (two thousand and eight), one copy of each of which is attached to this deed of minute, Notary, dated today number 108;

The meeting was attended by 1 (one) series A shares and 4,670,774,594 (four billion six hundred and seventy million seven hundred and seventy-four thousand five hundred and ninety-four) series B shares, each having a nominal value of Rp. 100.00 (one hundred Rupiah).

As such, pursuant to Article 28 paragraph 1 of the Company’s Articles of Association, the Meeting has been duly convened and was entitled to adopt valid resolutions regarding all maters discussed and resolved and bind the shareholders of the Company.

During the Meeting the Board of Directors has been given a power of attorney with right of substitution by the Meeting to state the Meeting in a Notarized Deed.

As such, the appearer acting in his aforementioned capacity and by invoking such power of attorney hereby declares that the Meeting has adopted resolutions, among others as follows:

Approve the amendments to the Articles of Association of the Company.

Therefore, with respect to the foregoing resolution, the Company’s Articles of Association will hereafter be as follows:

NAME AND DOMICILE

Article 1

This limited liability company shall be named: “PT Indosat Tbk”, domiciled and having its head office in Jakarta, with branches, representative offices or business units in other places within or outside the territory of the Republic of Indonesia, as determined by the Board of Directors.

DURATION OF THE COMPANY

Article 2

The Company shall be established for an indefinite period of time with due regard to the Law regarding Capital Investment (Law Number 25 of 2007 (two thousand and seven)).

PURPOSES, OBJECTIVE AND BUSINESS ACTIVITIES

Article 3

1.	The purpose and objective of the Company is to provide telecommunications network and/or services as well as to engage in the information technology business.

2.	In order to achieve the purposes and objectives as referred to in paragraph 1, the Company may carry out the activities including:

a.	To engage business and/or activities in the procurement and rendering telecommunications network and/or services as well as the information technology business;

b.

To engage in planning services, infrastructure construction, procurement of telecommunication as well as the information technology business facilities including the procurement of supporting resources;

c.

To engage in operational services (comprising the marketing and sales of telecommunications network and/or services as well as the information technology business rendered by the Company), to carry out maintenance, research, development of telecommunications as well as the information technology business infrastructure and/or facilities, to provide education and training, either locally or overseas;

d.	To engage in services that are relevant to the development of the telecommunications network and/or services as well as the information technology business.

CAPITAL

Article 4

1.

The Authorized capital of the Company is Rp. 2,000,000,000,000.00 (two trillion Rupiah) divided into 20,000,000,000 (twenty billion) shares, consisting of 1 (one) series A share and 19,999,999,999 (nineteen billion nine hundred ninety nine million nine hundred ninety nine thousand nine hundred ninety nine) series B shares, each having a nominal value of Rp. 100,00 (one hundred Rupiah).

2.

Out of the said authorized capital, 5,433,933,500 (five billion four hundred thirty three million nine hundred thirty three thousand five hundred) shares have been subscribed and fully paid in cash, consisting of 1 (one) series A share and 5,433,933,499 (five billion four hundred thirty three million nine hundred thirty three thousand four hundred ninety nine) series B shares or having a total nominal value of Rp. 543,393,350,000.00 (five hundred forty three billion three hundred ninety three million three hundred fifty thousand Rupiah). The composition of the current shareholders of the Company is stated at the end of this deed.

3.

If the shares in portfolio are to be issued by way of limited public offering to the shareholders and/or the Company shall issue convertible bonds and/or warrants and/or other similar convertible securities, the shareholders whose names are listed in the Company’s Share Register on the date specified by the Board of Directors by virtue of the General Meeting of Shareholders shall have pre-emptive rights to purchase such shares and/or convertible bonds and/or warrants and/or similar securities to be issued and each shareholder shall be entitled to purchase in proportion to the number of shares that they own by means of cash payment within the time period stipulated in the above referred resolution of the Board of Directors.

The shareholders’ pre-emptive right of purchase may be sold and assigned to other parties, with due observance to the provisions of the Articles of Association and the prevailing legislations in the capital market sector.

The issuance of shares by means of a limited public offering and/or convertible bonds and/or warrants and/or similar securities must obtain the prior approval of the General Meeting of Shareholders of the Company, under the requirements and time period determined by the Meeting of the Board of Directors in accordance with the provisions of these Articles of Association and the legislations in the capital market sector and the regulation of the stock exchange in Indonesia where the shares of the Company are listed, providing that the price is not below the par value.

With respect to the resolution to issue the shares and/or convertible bonds and/or warrants and/or similar securities by means of a limited public offering, the Board of Directors shall be obligated to announce it in 2 (two) daily newspapers, 1 (one) of which shall be published in the Indonesian language and having a nationwide circulation, and the other shall be published in the English language.

In the event that the shareholders fail to execute their rights to purchase the shares and/or convertible bonds and/or warrants and/or similar securities offered to them in cash within the time period stipulated in the above provisions, the Board of Directors shall then possess the freedom to offer the shares and/or convertible bonds and/or warrants and/or other similar securities to the other shareholders who have applied for the purchase of a larger portion than the number of their shares, and in the event that there are shares and/or convertible bonds and/or warrants and/or similar securities that remained to be un-purchased subsequent to the said allocation, the Board of Directors may sell them to any party at a price and under the requirements to be determined by the Board of Directors, which shall not be below the price and requirements set forth earlier, all with due observance to the provisions of these Articles of Association and the legislations in the capital market sector and the regulation of the Stock Exchange in Indonesia where the shares of the Company are listed.

4.

With respect of the issuance of the shares in portfolio to the holders of convertible bonds and/or warrants and/or other similar securities, the Board of Directors shall be authorized to issue such shares without granting any pre-emptive right to the existing shareholders to purchase the shares concerned, all with due observance to the provisions set forth under these Articles of Association and the legislations in the capital market sector, as well as the regulation of the stock exchange where the shares of the Company are listed.

5.

The provisions set forth under paragraphs 3 and 4 of this Article shall apply mutatis mutandis in the event the authorized capital of the Company is increased and is followed by further share subscription.

6.

As an exception to the provisions of the above Article 4 paragraph 3, the Company shall with the approval of the General Meeting of Shareholders have the right to issue the shares in portfolio without conducting any limited public offering to the shareholders, under the condition that the General Meeting of Shareholders is attended and such proposal is approved by the holder of series A share and the issuance of such shares shall be done in a certain number and during a certain period of time as stipulated under the provisions of the Indonesian capital market or arranged with an exception that is deemed acceptable by the Company, and the shares can be sold by the Company to anyone whomsoever at the price and requirements as determined by the Board of Directors, providing that the price is not below the par value.

7.

The provisions set out under Article 4 paragraph 6 shall apply mutatis mutandis in the event the Company issues convertible bonds and/or warrants and/or similar securities, providing that the issuance of the new shares resulted from the conversion of convertible bonds and/or warrants and/or similar securities is done in a certain number and during a certain time period as stipulated under the provisions of Indonesian capital market or is arranged with an exception that is deemed acceptable by the Company.

SHARES

Article 5

1.

All the shares of the Company shall be registered shares and issued in the name of the owner as registered in the register of shareholders, comprising of special series A share, which can only be owned by the Government of the Republic of Indonesia and confers special rights upon its holder as provided hereunder, and series B shares, which may be owned by the public, which constitute ordinary shares.

2.	1 (one) share certificate may be issued for each share and such share certificates shall be given a serial number.

3.

The Company may issue collective share certificates as an evidence of ownership of 2 (two) or more shares and the shares owned by a shareholder shall state the number of shares and the serial numbers of the corresponding shares.

4.

A share certificate/collective certificate shall bear the signatures of the President Director and the President Commissioner or in the event the President Commissioner is absent, the President Director together with one of the members of the Board of Commissioners or in the event the President Director and the President Commissioner are absent, one Director together with one of the members of the Board of Commissioners. The signatures may be printed directly on the share certificates/collective certificates with due observance to the provisions prevailing in the capital market sector.

5.	Every shareholder shall comply with these Articles of Association and all resolutions lawfully adopted in the General Meeting of Shareholders.

6.	With respect to the shares listed at the stock exchange, the regulation of the stock exchange where the shares are listed shall apply.

7.

The certificate/confirmation for the shares held in Collective Custody as referred in Article 8 shall be signed by the President Director and the President Commissioner, or in the event the President Commissioner is absent, the President Director together with one of the members of the Board of Commissioners or in the event the President Director and the President Commissioner are absent, by one Director together with one of the members of the Board of Commissioners. The said signatures may be printed directly on the certificate/confirmation with due observance of provisions prevailing in the capital market sector.

REGISTER OF SHAREHOLDERS

Article 6

1.

The Board of Directors or a proxy appointed by it shall have the obligation to maintain a register of shareholders, and the register shall record the serial numbers of the share certificates, the number of the shares owned, the names and addresses of the shareholders and other information that is deemed necessary.

2.	Every change of address must be notified to the Board of Directors in writing.

Providing that such notification has not been received, all letters addressed to the shareholders or invitations for a General Meeting of Shareholders shall be sent to the addresses most recently recorded in the register of shareholders of the Company.

3.

Records in the register of shareholders must be signed by the President Director together with one of the members of the Board of Commissioners, or in the absence of the President Director by one Director together with one member of the Board of Commissioners, or in the event the said Director or member of the Board of Commissioners are absent, by a proxy or the Securities Administration Bureau appointed by them.

4.	The Register of Shareholders shall be made available at the domicile of the Company to be inspected from time to time during business hours, if requested by any shareholder.

5.

Only those persons whose names are recorded in the register of shareholders of the Company shall be considered as the lawful shareholders of the Company and are entitled to exercise all rights conferred to the shareholders under the law, other legislations as well as these Articles of Association.

6.	The Registration of more than 1 (one) person for 1 (one) share is not permitted.

Therefore, in the event of any joint ownership over 1 (one) share, the joint owners shall appoint one among themselves to represent them as the owner of the share and who shall be considered as the holder of the share, whose name shall be recorded as shareholders in the register of shareholders and on the corresponding share certificate.

7.

Any registration or recordation in the register of shareholders, including any recordation of sale, transfer, encumbrance, pledge, or assignment, pertaining to the shares of the Company or the rights and interests in the shares shall be carried out in compliance to these Articles of Association and the shares that are sold to the public without prejudice to the provisions set forth in these Articles of Association, and the regulations in the capital market sector as well the regulations of the stock exchange where the shares of the Company are listed.

8.	With respect to the shares that are listed on the stock exchange, the regulations of the stock exchange where the shares are listed shall apply.

REPLACEMENT OF SHARE CERTIFICATES

Article 7

1.

Upon a written request from the shareholder concerned, addressed to the Board of Directors of the Company and upon delivery of the share certificate concerned, any share certificate that is damaged may be exchanged with a new share certificate bearing the same number as the number of the original share certificate. The cost for the issuance of the said share certificate substitute shall be borne by the shareholder concerned.

2.

The original of the damaged share certificate as referred to in paragraph (1) of this Article shall be destroyed by the Board of Directors and recorded in a minutes of the Board of Directors Meeting, which shall then be reported in the next General Meeting of Shareholders.

3.

In the event a share certificate is lost or completely destroyed, a substitute may be issued to the concerned shareholders, who have submitted a written application to the Board of Directors to obtain its substitute, at their own expenses, provided that he is able to submit satisfactory evidences that are deemed acceptable by the Board of Directors, that the share certificate is truly lost or totally destroyed and provides sufficient guarantee as may be deemed necessary for each particular case by the Board of Directors.

4.

The issuance of a substitute for a lost share certificate/collective certificate, must be immediately announced in an advertisement in at least 2 (two) daily newspapers, one of which is published in the Indonesian language having a wide/national circulation and the other one is published in English, at least 30 (thirty) days prior to the issuance of the substitute of the share certificate/collective certificate, except for the shares listed in the stock exchange that shall be subject to the regulations of the stock exchange where the shares are listed.

5.	The issuance of a substitute for a share certificate pursuant to this Article shall render the original share certificate null and void.

6.

The above provisions concerning the issuance of the share certificate substitute shall also be applicable mutatis mutandis in regard to the issuance of substitutes for collective share certificates, convertible bonds, warrants and/or substitute of share certificates/confirmation of shares held in collective custody as referred in Article 8.

COLLECTIVE CUSTODY

Article 8

1.

Shares held in the Collective Custody at the Depository and Settlement Institution shall be recorded in the Register of Shareholders in the name of the Depository and Settlement Institution for the interest of all account holders at the Depository and Settlement Institution.

2.

Shares held in the Collective Custody at the Custodian Bank or the Securities Company shall be recorded in the securities account at the Depository and Settlement Institution in the name of the Custodian Bank or the Securities Company concerned for the interest of all the account holders at the Custodian Bank or the Securities Company.

3.

If the shares in the Collective Custody at the Custodian Bank constitute a part of the Mutual Fund Securities portfolio in the form of collective investment contract and is not included in the Collective Custody with the Depository and Settlement Institution, the Company shall then record the shares in the register of shareholders in the name of the Custodian Bank for the interest of the owner of the Participation Unit of the Mutual Fund in the form of such collective investment contract.

4.

The Company shall issue certificate or confirmation to the Depository and Settlement Institution as referred in paragraph 1 of this Article or to the Custodian Bank as referred to paragraph 3 of this Article as a proof of recordation in the Company’s Register of Shareholders.

5.

The Company shall be obligated to transfer the shares in the Collective Custody recorded in the name of the Depository and Settlement Institution or the Custodian Bank for the Mutual Fund in the form of the collective investment contract in the Register of Shareholders so as it will be recorded in the name of the party designated by the Depository and Settlement or the Custodian Bank concerned. The transfer application shall be submitted by the Depository and Settlement Institution or the Custodian Bank in writing to the Company or the Stock Administration Bureau appointed by the Company.

6.

The Depository and Settlement Institution, the Custodian Bank or the Securities Company, if requested by the shareholders concerned, shall be obligated to issue a confirmation to the securities account holder as evidence of the recordation in the securities account.

7.	In the Collective Custody, each share issued by the Company of the same type and classification shall be deemed as equal and exchangeable one to another.

8.

The Company shall be obligated to refuse to record the shares transfer into the Collective Custody in the event the share certificate is lost or destroyed, unless the shareholders requesting such transfer is able to provide sufficient evidence and guarantee that they are the lawful owner of the lost or damaged share certificate and that the share certificate is actually lost or destroyed.

9.

The Company shall be obligated to refuse to register the transfer of share into the Collective Custody if the said share is given as securities and seized pursuant to a court decree or for the purpose of investigation of a criminal case.

10.

The securities account holders whose shares are registered in the Collective Custody shall be entitled to cast votes in General Meeting of Shareholders, in proportion to the number of shares they own in the securities account.

11.

The Custodian Bank and the Securities Company shall submit a list of the securities account holders and the number of the Company’s shares owned by each of the account holder to the Depository and Settlement Institution, who will subsequently deliver it to the Company no later than 1 (one) business day before the date of the invitation for a General Meeting of Shareholders.

12.

The Investment Manager shall be entitled to appear and cast votes in a General Meeting of Shareholders with respect to the shares of the Company held in the Collective Custody at the Custodian Bank, which constitutes a part of the Mutual Fund Securities portfolio in the form of collective investment contract and is not held in the Collective Custody at the Depository and Settlement Institution, under the condition that the Custodian Bank shall be obligated to provide the name of the Investment Manager no later than 1 (one) business day before the date of the General Meeting of Shareholders.

13.

The Company shall be obligated to deliver the dividends, bonus shares or other rights relating to the ownership of shares in the Collective Custody to the Depository and Settlement Institution, and the Depository and Settlement Institution shall subsequently deliver the dividends, share bonus or other rights to the Custodian Bank and or the Securities Company who is registered as the account holder at the Depository and Settlement Institution to be subsequently delivered to the account holder at the Custodian Bank and or the Securities Company.

14.

The Company shall be obligated to deliver the dividends, bonus share or other rights relating to the share ownership to the Custodian Bank over the shares in the Collective Custody to the Custodian Bank, which constitutes a part of the Mutual Fund Securities portfolio in the form of collective investment contract and is not held in the Collective Custody in the Depository and Settlement Institution.

15.

The time limit to determine the securities account holders who are entitled to receive dividends, bonus shares or other rights relating to the ownership of shares in the Collective Custody shall be determined by or pursuant to the resolution of the General Meeting of Shareholders, providing that the Custodian Bank and the Securities Company shall submit a list of the securities account holders along with the number of shares of the Company owned by each securities account holder to the Depository and Settlement Institution, a consolidation of such list of which shall subsequently be delivered to the Board of Directors of the Company no later than one (1) business day after the date that is used as the basis to determine the shareholders who are entitled to receive dividends, bonus shares or the other rights.

TRANSFER OF SHARES

Article 9

1.

The registration of the transfer of rights over shares shall be carried out by the Board of Directors by recording such transfer in the corresponding register of shareholders by virtue of a deed of transfer of rights signed by both parties to the transaction or based on other documents that the Board of Directors deems sufficient to proof such transfer of rights, without prejudice to the provisions in these Article of Association.

The transfer of rights over shares shall be duly recorded in the register of shareholders and in the corresponding share certificate. The said recordation shall be signed by 2 (two) members of the Board of Directors, or in the event the President Director is unavailable, by one Director together with one member of the Board of Commissioners or a proxy or the Stock Administration Bureau appointed by them. The transfer of rights over the shares shall only become effective after the registration of the said transfer is recorded in the corresponding register of shareholders.

2.

In the event of any change of ownership over a share, the originating owner registered in the register of shareholders shall continue to be deemed as the owner of the said shares until the name of the new owner is recorded in the register of shareholders.

3.

Every person who obtained right over any share as a consequence of the death of a shareholder or due to any other reasons that rendered the ownership of a share to change by operation of and/or by virtue of a law, may upon submitting evidences of such entitlement, as may from time to time be required by the Board of Directors, submit a written application to be registered as a shareholder for the said shares.

Registration may only be made if the Board of Directors deems that the evidence of such entitlement is duly acceptable, without prejudice to the provisions in these Articles of Association.

4.

The regulation of the stock exchange where the shares are listed shall apply for the transfer of shares that are listed at the stock exchange, except for the rights over series A share that can not be transferred to anyone whomsoever.

5.

The transfer of shares comprised in the Collective Custody shall be carried out by means of transfer from one securities account to another in the Depository and Settlement Institution, the Custodian Bank and the Securities Company.

GENERAL MEETING OF SHAREHOLDERS

Article 10

1.

In the Articles of Association, General Meeting of Shareholders shall mean both an Annual General Meeting of Shareholders and an Extraordinary General Meeting of Shareholders unless the context expressly requires otherwise.

2.

A General Meeting of Shareholders shall be convened at the location of the Company’s domicile or the location of the stock exchange’s domicile where the shares of the Company are listed, provided that it is within the territory of the Republic of Indonesia, without prejudice to the applicable provisions in these Articles of Association.

3.

A General Meeting of Shareholders shall be valid if attended by the Shareholders and/or their lawful proxies, representing more than 1/2 (one-half) of the total issued shares of the Company having valid voting right, without prejudice to other provisions in these Articles of Association. If the quorum for the first General Meeting of Shareholders is not reached, a second General Meeting of Shareholders may be convened at the earliest 10 (ten) days and at the latest 21 (twenty-one) days from the first General Meeting of Shareholders.

The second General Meeting of Shareholders shall be lawful and entitled to adopt resolutions if attended by shareholders representing at least 1/3 (one-third) of the total issued shares of the Company having valid voting right. If quorum is not reached at the second General Meeting of Shareholders, the Board of Directors on behalf of the Company may submit an application to the District Court to determine the quorum.

4.

At least 14 (fourteen) days before the announcement of the plan to held the General Meeting of Shareholders, the Board of Directors shall (i) notify the Board of Commissioners of the plan to hold the General Meeting of Shareholders and the agenda thereof and (ii) obtain approval from the Board of Commissioners to such plan and agenda. For agenda proposed by shareholders(s) referred to in Article 11 paragraph 3 and Article 12 paragraph 5, the Board of Directors shall (i) notify the Board of Commissioners of the agenda proposed by such shareholder(s) and (ii) obtain the Board of Commissioners’ view of such agenda, at the latest 14 (fourteen) days before the announcement of the relevant General Meeting of Shareholders.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

Article 11

1.	The Annual General Meeting of Shareholders shall be convened once a year at the latest in the month of June, at which meeting:

a.

The Board of Directors shall report on the affairs and management of the Company and the financial administration during the course of the past financial year including but not limited to the allocation and realization of the Company’s Corporate Social Responsibility;

b.

The Board of Directors shall submit the balance sheet and profit and loss statement audited by a Public Accountant designated by the General Meeting of Shareholders covering the past financial year for approval and ratification of the General Meeting of Shareholders;

c.	The Board of Directors shall submit the plan for the appropriation of the profit and the amount of dividend to be paid;

d.	The Board of Directors shall submit a request for the appointment of an Accountant proposed by the Board of Commissioners for the examination of the books for the financial year under review;

e.	The Board of Commissioners shall submit a report on its supervision activities for the preceding year to be included in the annual report of the Company;

f.	The Board of Directors shall submit other matters for the interest of the Company in accordance with these Articles of Association.

2.

All materials/documents mentioned in paragraph 1 of this Article must be made available at the office of the Company for inspection by the shareholders as of the date of the invitation of the Annual General Meeting of Shareholders until the date of the Annual General Meeting of Shareholders.

3.

Shareholders may propose other agendas to be included in the agenda of Annual General Meeting of Shareholders if the proposal is submitted by one or more shareholders representing at least 25 (twenty-five) percent of all the subscribed shares of the Company, provided that those proposals must have been received by the Board of Directors at least 21 (twenty one) days prior to the Annual General Meeting of Shareholders.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Article 12

1.

An Extraordinary General Meeting of Shareholders shall be convened whenever it is deemed necessary by the Board of Directors and/or the Board of Commissioners, or if one or more shareholders representing at least 1/10 (one-tenth) of the total issued shares of the Company having valid voting right, request in writing, by notifying the matters/proposals to be discussed, provided that the matters/proposals must be directly related to the business of the Company.

2.

The request mentioned in paragraph 1 shall be submitted by the relevant shareholders to the Board of Directors by registered letter, stating the reasons with a copy addressed to the Board of Commissioners.

3.

With respect to the request mentioned in paragraph 1 above, the Board of Directors shall, within 22 (twenty two) days after receipt of the request, discuss, decide, and if so decided that the meeting will be convened, make an announcement pertaining to the plan to convene the proposed Extraordinary General Meeting of Shareholders to the shareholders of the Company and such announcement shall be made by placement of advertisements in at least 2 (two) daily newspapers, one of which printed in the Indonesian language with nationwide circulation and the other in English, at the latest 14 (fourteen) days prior to the invitation of the Extraordinary General Meeting of Shareholders. Further the Board of Directors shall deliver invitation to the shareholders of the Company by placement of advertisements in at least 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other in English, at the latest 14 (fourteen) days prior to the Extraordinary General Meeting of Shareholders, excluding the date of the invitation and the date of the Extraordinary General Meeting of Shareholders.

4.

If the Board of Directors fails to make the announcement and invitation as stated in paragraph 3 of this Article and the request for the Extraordinary General Meeting of Shareholders was made by the Board of Commissioners, the Board of Commissioners may make the announcement and issue the invitation for the Extraordinary General Meeting of Shareholders with due regard of the provisions of the Articles of Association.

If the Board of Directors fails to make the announcement and issue the invitation as stated in paragraph 3 of this Article and the request for such Extraordinary General Meeting of Shareholders was made by shareholders, the shareholders concerned may re-submit the request to convene the Extraordinary General

Meeting of Shareholders to the Board of Commissioners. Within 22 (twenty two) days after receipt of the request, the Board of Commissioners shall discuss, decide, and if so decided that the meeting will be convened, make an announcement pertaining to the plan to convene the Extraordinary General Meeting of Shareholders to the shareholders of the Company and such announcement shall be made by advertisements in at least 2 (two) daily newspapers, one of which shall be printed in Indonesian language with nationwide circulation and the other in English, provided that the announcement shall be made within at least 14 (fourteen) days prior to delivery of the invitation of the Extraordinary General Meeting of Shareholders. Further, the Board of Commissioners shall deliver invitation to the shareholders of the Company by advertisements in at least 2 (two) daily newspapers, one of which shall be printed in Indonesian language with nationwide circulation and the other in English, within at least 14 (fourteen) days prior to the Extraordinary General Meeting of Shareholders, excluding the date of the invitation and the date of the Extraordinary General Meeting of Shareholders.

If the Board of Commissioners also fails to make the announcement within 22 (twenty two) days as of the receipt of the request, the relevant shareholders may carry out the announcement and issue the invitation for the Extraordinary General Meeting of Shareholders by themselves at the expense of the Company upon obtaining approval of the Chairman of the District Court having jurisdiction over the domicile of the Company. The Extraordinary General Meeting of Shareholders must be convened with due regard to the decisions of the Chairman of the District Court granting the approval.

A Meeting convened in such manner may appoint a person from amongst those present as chairperson, who will be entitled and authorized to adopt binding resolutions, if the matters/proposals submitted are considered urgent by those present, without prejudice to the provisions in article 25 or the provisions in Article 28 of these Articles of Association.

5.

Shareholders may proposed agendas to be included in the agenda of the Extraordinary General Meeting of Shareholders if the proposal is submitted by one or more shareholders representing at least 25% (twenty five percent) of all the subscribed shares of the Company, provided that the proposal must have been received by the Board of Directors at least 21 (twenty one) days prior to the Extraordinary General Meeting of Shareholders.

INVITATION TO A GENERAL MEETING OF SHAREHOLDERS

Article 13

1.	a.

By no later than 14 (fourteen) calendar days before the invitation for a General Meeting of Shareholders, the Board of Directors shall announce to the shareholders by placement of advertisements in at least 2 (two) daily newspapers, one of which is published in the Indonesian language with wide/national circulation, and the other in English, that a General Meeting of Shareholders will be held.

b.

Such announcement shall not be required with respect to a General Meeting of Shareholders convened by the second and further attempt and which are convened to meet the regulation of the Capital Market Supervisory Board or the exchange with which the shares are registered, or as deemed necessary by the Board of Directors, provided that the convening of the General Meeting of Shareholders as been announced pursuant to paragraph la of Article 13, and the agenda to be discussed are the same as those of the first General Meeting of Shareholders, such conditions without prejudice to the stipulations of these Articles of Association.

Invitation to the shareholders of the Company for a General Meeting of Shareholders shall be made by placement of advertisements in at least 2 (two) daily newspapers, one of which in the Indonesian language with nationwide circulation and the other in English, as provided for by the Board of Directors. Invitations for a General Meeting of Shareholders shall be made at least 14 (fourteen) calendar days before the date of the General Meeting of Shareholders, excluding the date of the invitation and the date of the General Meeting of Shareholders.

2.

Invitation for a second or further Annual General Meeting of Shareholders or Extraordinary General Meeting of Shareholders, convened due to failure to reach a quorum, shall be made by placement of an advertisement in at least 2 (two) daily newspapers, one of which in the Indonesian language with nationwide circulation, and the other in English, as may be determined by the Board of Directors, at least 7 (seven) calendar days before the date of the second General Meeting of Shareholders or such further Meetings, excluding the date of the invitation and the date of the General Meeting of Shareholders.

3.	The invitation shall state the place, day, date and time of the Meeting, and in brief the matters to be discussed.

4.

If all shareholders are present and/or represented at a General Meeting of Shareholders, such prior invitation shall not be required and the Meeting may be convened anywhere within the territory of the Republic of Indonesia and shall be entitled to adopt binding resolutions.

PROCEDURE OF THE GENERAL MEETING OF SHAREHOLDERS

Article 14

1.

Without prejudice to other provisions in these Articles of Association, General Meeting of Shareholders shall be chaired by the President Commissioner or in his absence or disability, of which impediment no evidence to third parties shall be required, by one of the members of the Board of Commissioners, and if all members of the Board of Commissioners are absent or hindered, of which impediment no evidence to third parties shall be required, by the President Director or by one of the other members of the Board of Directors present at the Meeting, and in the event all members of the Board of Directors and the Board of Commissioners are absent or hindered, the General Meeting of Shareholders shall be presided over by a person elected from amongst and by those present.

2.	Of any and all matters discussed and resolved at the General Meeting of Shareholders, Minutes shall be drawn up by a Notary.

3.	Minutes drawn up pursuant to the provisions in paragraph 2 of this Article shall serve as lawful evidence for all shareholders and third parties.

RESOLUTIONS AND VOTING RIGHTS AT THE GENERAL MEETING OF SHAREHOLDERS

Article 15

1.

Unless otherwise provided in these Articles of Association, resolutions of the General Meeting of Shareholders shall be binding if approved by more than 1/2 (one and a half) of the total votes cast by the shareholders and/or their duly appointed proxies present and/or represented in the General Meeting of Shareholders.

2.	Unless otherwise determined by the meeting, voting concerning individuals shall be by folded unsigned ballots and concerning other matters shall be done orally.

3.	Each share shall grant to its holder the right to cast 1 (one) vote.

4.

A shareholder may be represented at a General Meeting of Shareholders by another person by virtue of a power of attorney, provided that members of the Board of Directors, members of the Board of Commissioners and employees of the Company are not permitted to act as proxies at a General Meeting of Shareholders and during voting at a General Meeting of Shareholders. The votes cast by them as proxies shall be considered null and void.

5.	Blank votes and void votes shall be considered not cast and accordingly shall be considered as not having been cast.

BOARD OF DIRECTORS

Article 16

1.	The Company shall be managed and led by a Board of Directors, under the supervision of the Board of Commissioners.

2.	The Board of Directors shall consist of at least 3 (three) members, one of whom shall be appointed as the President Director.

3.

The members of the Board of Directors shall be appointed and dismissed by the General Meeting of Shareholders, under the condition that 1 (one) of member of the Board of Directors shall be appointed from a candidate nominated by the holder of the series A share.

4.

No family relationship up to the second degree lineage, either vertically or horizontally, shall exist among the members of the Board of Directors and between the members of the Board of Directors and the member of Board of Commissioners.

5.

The members of the Board of Directors shall be appointed for a period commencing from the date of the General Meeting of Shareholders that appointed them and ending at the closing of the 5th (fifth) Annual General Meeting of Shareholders subsequent to the date of their appointment, without prejudice to the right of the General Meeting of Shareholders to dismiss the members of the Board of Directors at any time before the end of their term of office in the event the members of the Board of Directors are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the General Meeting of Shareholders.

Such dismissal shall become effective as of the closing of said General Meeting of Shareholders, unless determined otherwise by the General Meeting of Shareholders. Subsequent to the end of their term of office, the members of the Board of Directors may be reappointed by the General Meeting of Shareholders.

6.	In addition to the provisions in the above paragraph 5, the term of office of the member of the Board of Directors shall terminate automatically, in the event the member of the Board of Directors:

a.	is declared bankrupt or is placed under custody by virtue of a court ruling; or

b.	is prohibited from becoming a member of the Board of Directors pursuant to the prevailing law or legislation; or

c.	resigns by submitting a written notice; or

d.	passes away.

In the event the members of the Board of Directors resigns, a written notification must be submitted by the said resigning Director to the Company for the attention of the Board of Commissioners and the Board of Directors, at least 90 (ninety) days prior to the effective date of the resignation. The Board of Commissioners at its own discretion may determine that the resignation shall take effect within a period no later than 90 (ninety) days.

7.

The members of the Board of Directors shall be given a salary, incentives, insurances, tantiem as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the General Meeting of Shareholders, and such authorities may be delegated by the General Meeting of Shareholders to the Board of Commissioners. Tantiem can be (i) allocated in the budget and calculated as cost, if the tantiem is given based on performance of the Company and/or (ii) given from net profits of the Company.

8.

If due to any reason whatsoever, a position in the Board of Directors becomes vacant so as to cause the number of the members of the Board of Directors to become less than the minimum required number of Directors, then a General Meeting of Shareholders shall be convened within 30 (thirty) days after the occurrence of the said vacancy to fill the said vacant position. So long as such vacancy persists and no substitute is available or have assumed their position, another Director appointed by the Board of Commissioners shall perform the duty of said Director with the same power and authority.

A person that is appointed by the General Meeting of Shareholders to replace a member of the Board of Directors who was dismissed pursuant to paragraph 3 of this Article 16, or to fill a vacancy pursuant to paragraph 6 of this Article shall be appointed for the remaining term of office of the other members of Board of Directors who are still in office.

9.

In the event that due to any reason whatsoever the Company does not have any member on its Board of Directors, the Board of Commissioners shall temporarily be obligated to perform the duties of the Board of Directors, and shall be obligated to convene a General Meeting of Shareholders no later than 30 (thirty) days as of the occurrence of such vacancy to fill the vacancy.

10.

In the event that all members of the Board of Directors are temporarily dismissed from their duties or if, due to any reason whatsoever, the Company does not have any members of the Board of Directors, the Board of Commissioners shall temporarily manage the Company but only with the right to carry out management actions relating to ongoing matters and activities, and shall be obligated to convene a General Meeting of Shareholders within 30 (thirty) days as of the said occurrence to appoint a new Board of Directors.

11.

Members of the Board of Directors are prohibited from holding other positions that may generate any direct or indirect conflict of interest with the Company that they are managing and/or constitute a violation of the prevailing laws and regulations.

12.

In the event a Director is holding another position that is not comprised under the provisions of paragraph 11 of this Article or to exempt the provisions of paragraph 11 of this Article, an approval of the Board of Commissioners followed by a report to the General Meeting of Shareholders is required, with the exception that for a President Director who holds concurrent position, then the approval of the General Meeting of Shareholders shall be required.

TASKS AND AUTHORITY OF THE BOARD OF DIRECTORS

Article 17

1.	The main duties of the Board of Directors are:

a.	To lead and manage the Company in accordance with the objectives of the Company and to continuously try to improve the efficiency and effectiveness of the Company.

c.	To control, maintain and manage the assets of the Company.

2.

The Board of Directors shall represent the Company within and outside a Court of Law and shall carry out all actions and deeds in relation to matters pertaining to management and ownership and shall be authorized to bind the Company to other parties, such with the limitations as stipulated under paragraph 3 herein below.

3.	The Board of Directors must first obtain a written approval from the Board of Commissioners to:

a.	purchase and/or sell the shares of other companies in the capital market;

b.	enter into a license agreement or cooperation, joint venture, management and similar agreements with other enterprises or parties;

c.	purchase, dispose, sell, pledge or encumber the fixed or other assets of the Company;

d.	cease to collect and write off account receivables from the books as well as supplies of goods;

e.	bind the Company as guarantor (borg or avalist);

f.

accept or grant medium/long term loans and accept or grant non-operational short term loans (except for granting loans to subsidiaries and/or employees of the Company which have been approved pursuant to the applicable internal procedures);

g.	carry out capital participation or dispose the capital participation of the Company in other enterprises that is not carried out through the capital market;

h.	establish a subsidiary company;

i.	undertake a merger, consolidation, acquisition or separation, each as defined under the Law No 40 of 2007 on Limited Liability Company (as amended from time to time);

j.	establish or change the Company’s asset liability management policy;

k.

establish or change standing delegations among the member of the Board of Directors relating to signing authority limits for expenditures, asset purchases and sales, loans granted or accepted and other commitments;

l.

engage in any other material transactions or matters as may be determined by the Board of Commissioners from time to time having a value of the lower of 5% (five percent) or more of total revenue, or 2.5% (two and a half percent) or more of non current assets of the Company on a consolidated basis as set out in its audited consolidated financial statements.

The Board of Commissioners shall be obligated to determine thresholds in respect of the actions referred to in paragraph 3a through 3h of this Article and shall be entitled to change the thresholds from time to time. In the event actions are taken within the applicable thresholds, then the approval from the Board of Commissioners shall not be required.

In granting a written approval for the actions as referred in paragraphs 3g and 3h of this Article, the Board of Commissioners shall observe the prevailing regulations in the capital market sector.

4.	In addition to the matters referred in paragraph 3 of this Article, the General Meeting of Shareholders may determine limitations and/or other requirements.

5.

Any legal action to (i) transfer or dispose the Company’s assets within 1 (one) financial year; or (ii) encumber the Company’s assets, comprising of more than 50% (fifty percent) of the Company’s net assets, either in one or more independent or inter related transactions, must be approved by the General Meeting of Shareholders subject to the following:

a.

attended by the shareholders or their duly authorized proxies representing at least 3/4 (three-fourth) of the total issued shares with valid voting rights and the resolution thereof shall be approved by at least 3/4 (three-fourth) of the total votes validly cast in the General Meeting of Shareholders;

b.

if the quorum as referred to paragraph a above is not reached, then a second General Meeting of Shareholders may be convened. The second General Meeting of Shareholders shall be valid and may adopt binding resolution if attended by the shareholders or their proxies representing at least 2/3 (two-third) of the total issued shares with valid voting rights and the resolution thereof shall be approved by at least 3/4 (three-fourth) of the total votes validly cast in the General Meeting of Shareholders.

6.

The President Director shall be authorized to act on behalf of the Board of Directors. In the event the President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties, then the Deputy President Director, or (if the Deputy President Director is absent or unavailable due to any reason whatsoever, such absence of which does not need to be proven to third parties), one of the Directors appointed by the President Commissioner shall be authorized to act on behalf of the Board of Directors.

7.

The Board of Directors shall be entitled to appoint one or more than one person as its representative or proxy, by granting him/her (them) the authority to carry out certain actions as set forth in the power of attorney.

8.

The distribution of duties and/or work among the members of the Board of Directors shall be determined by the General Meeting of Shareholders and such authorities may be delegated by the General Meeting of Shareholders to the Board of Commissioners.

In the event the General Meeting of Shareholders does not make such determination and does not make such delegation of its authority to the Board of Commissioners, the matter can be determined by the Board of Directors. The organizational structure of the Company must first be approved by the Board of Commissioners.

9.

In administrating and/or managing the Company, the Board of Directors shall implement the resolutions adopted by the General Meeting of Shareholders and/or the Board of Commissioners in accordance with the provision of the Law No 40 of 2007 on Limited Liability Company (as amended from time to time).

10.

In the event of an occurrence of a conflict of interest between the Company and the interest of a member of the Board of Directors, with the approval of the Board of Commissioners, the Company shall then be represented by another member of the Board of Directors. If such conflict involves all members of the Board of Directors, the Company shall then be represented by the Board of Commissioners or a member of the Board of Commissioners designated by the President Commissioners. In the event no members of the Board of Commissioners are available, the General Meeting of Shareholders shall appoint one or more person to represent the Company in carrying out the duties referred in this paragraph.

11.

No later than 60 (sixty) days prior to the commencement of the new financial year, the Board of Directors shall be obligated to submit the Company’s Annual Work Plan and Budget to the Board of Commissioners for its approvals.

MEETINGS OF THE BOARD OF DIRECTORS

Article 18

1.

The Board of Directors shall convene a meeting any time it is deemed necessary by the President Director or the Deputy President Director or based on the proposal of at least more than 1/3 (one third) of the total members of the Board of Directors by stating the matters to be discussed. The Meeting of the Board of Directors shall be convened at the domicile of the Company or at the Company’s principal place of business or at any places as determined by the Board of Directors. The summon for the meeting of the Board of Directors shall be served at least 7 (seven) days prior to the date of the meeting, in the event that all members of the Board of Directors are present, such prior notice shall not be required and the meeting shall be entitled to adopt valid and binding resolutions.

Without prejudice to the above provision, the meeting of the Board of Directors may also be convened via telephone conference or similar communication system where the participating members of the Board of Directors can communicate to each other and such participation will be deemed as a direct presence in the meeting.

Any discussion carried out and resolutions adopted in the meeting of the Board of Directors via telephone conference or similar communication system shall be set forth in a minutes of meeting that will be circulated to the members of the Board of Directors who participated in the said meeting to be reviewed and ratified.

2.	A meeting of the Board of Directors shall be deemed valid and entitled to adopt binding resolutions if attended by at least more than 1/2 (one half) of the total members of the Board of Directors.

3.

All meetings of the Board of Directors shall be chaired by the President Director, (in the event of his/her absence or unavailability) by the Deputy President Director and (in the event the Deputy President Director is absent or unavailable) by one member of the Board of Directors present.

4.

All resolutions of the meeting of the Board of Directors shall be adopted by means of deliberation to reach a consensus. Failing this, the resolutions shall be adopted based on a majority of the vote and in the event there is an equal number of the approving votes and the disapproving vote, the President Director shall determine it.

Each member of the Board of Directors shall be entitled to cast one vote for him/herself and one additional vote for another member of the Board of Directors he/she is representing.

5.

Minutes shall be drawn up for all matters discussed and resolved in the meeting of the Board of Directors, which shall be signed by the Chairperson of the meeting and by one of the members of the Board of Directors appointed by and amongst those who are present.

6.	A member of the Board of Directors may be represented at a meeting only by another member of the Board of Directors by virtue of a written power of attorney explicitly granted for such purpose.

7.	Binding resolutions may also be adopted in lieu of a meeting of the Board of Directors providing that the resolution is approved in writing and signed by all members of the Board of Directors.

CONFLICT OF INTEREST

Article 19

1.

A transaction that involves a conflict of interest, namely involving a difference of interest between the economic interest of the Company and the personal economic interest of a member of the Board of Directors, a member of the Board of Commissioners or the ultimate shareholder, either severally or jointly, and the transaction concerned is not exempted pursuant to the prevailing regulations in the capital market sector, may be entered into by the Company in the event an approval is obtained from the independent shareholders in the General Meeting of Shareholders especially convened for such purpose.

2.	A General Meeting of Shareholders to resolve matters that involves a conflict of interest shall be convened in accordance with the prevailing capital market regulations.

THE BOARD OF COMMISSIONERS

Article 20

1.	The Board of Commissioners shall consist of at least 3 (three) members, one of whom shall hold the position as a President Commissioner.

2.

The members of the Board of Commissioners shall be appointed and dismissed by the General Meeting of Shareholders, under the condition that 1 (one) of members of the Board of Commissioners shall be appointed from a candidate nominated by the holder of the series A share.

3.

The members of the Board of Commissioners shall be given a salary, incentives, insurances, tantiem as well as other facilities and allowances, including retirement benefits, of which amount shall be determined by the General Meeting of Shareholders. Tantiem can be (i) allocated in the budget and calculated as cost, if the tantiem is given based on performance of the Company and/or (ii) given from net profits of the Company.

4.

No family relationship up to the second degree lineage, either vertically or horizontally, shall exist among the members of the Board of Commissioners and between the members of the Board of Commissioners and the members of the Board of Directors.

5.

Members of the Board of Commissioners are prohibited from holding another position in a private enterprise that may generate any direct or indirect conflict of interest with the Company, unless it is done by virtue of a permit from the General Meeting of Shareholders.

6.

The members of the Board of Commissioners shall be appointed for a period commencing from the date of the General Meeting of Shareholders that appointed them and ending at the closing of the 4th (fourth) Annual General Meeting of Shareholders subsequent to the date of their appointment, without prejudice to the right of the General Meeting of Shareholders to dismiss the members of the Board of Commissioners at any time before the end of their term of office in the event the members of the Board of Commissioners are deemed unfit to perform their duty pursuant to these Articles of Association and/or a resolution of the General Meeting of Shareholders.

Such dismissal shall become effective as of the closing of said General Meeting of Shareholders, unless determined otherwise by the General Meeting of Shareholders. Subsequent to the end of their term of office, the members of the Board of Commissioners may be reappointed by the General Meeting of Shareholders.

7.	The allocation of duties among members of the Board of Commissioners shall be agreed among themselves.

DUTIES AND AUTHORITIES OF THE BOARD OF COMMISSIONERS

Article 21

1.	The following are the duties of the Board of Commissioners:

a.

To supervise the management of the Company including the development plan of the Company, realization of the Annual Work Plan and the Budget of the Company, the provisions of the Articles of Association and the resolutions of the General Meeting of Shareholders.

b.

To perform the duties, authority, and responsibility in accordance with the provisions in the Articles of Association of the Company, the resolutions of the General Meeting of Shareholders and the prevailing statutory regulations.

c.	In carrying out supervision, the Board of Commissioners shall represent the interests of the Company.

d.	In carrying out supervision, the Board of Commissioners shall be responsible to the General Meeting of Shareholders.

2.

The members of the Board of Commissioners shall, collectively or individually, at any time have access to the buildings and premises of or other places used or controlled by the Company and have the right to examine books, evidence letters, supply of goods, to examine and check the cash position (for verification purposes) and other securities, and to know all actions taken by the Board of directors.

3.

The Board of Commissioners shall be entitled, for the account of the Company, to request assistance from experts for carrying out the examination, and/or assign the Secretary to perform the administrative work.

4.	The Board of Directors shall give information on all matters requested by the members of the Board of Commissioners or their assisting experts.

5.

The Board of Commissioners, by simple majority vote, shall at any time be entitled to suspend one or more members of the Board of Directors, if he (they) act in contravention of these Articles of Association or neglect his (their) obligations or for other urgent reasons to the Company. Such suspension must be notified to the person concerned stating the reasons for such action. Within 30 (thirty) days after the suspension, the Board of Commissioners shall convene an Extraordinary General Meeting of Shareholders, which shall decide whether the suspended Director must be dismissed or reinstated in his position, whereas the suspended members of the Board of Directors must be given opportunity to attend the meeting and defend himself. The Meeting shall be chaired by the President Commissioner and if he is not present at the meeting or unable to attend, of which impediment no evidence to third parties shall be required, the Meeting will be chaired by one of the members of the Board of Commissioners present at the Meeting.

6.	In the event an Extraordinary General Meeting of Shareholders not convened within 30 (thirty) days after the suspension, such suspension shall automatically become void by operation of law.

Article 22

In connection with the duties of the Board of Commissioners mentioned in Article 21 of these Articles of Association, the Board of Commissioners shall be obliged:

1.	To give its opinion and suggestions to the General Meeting of Shareholders on the annual financial report and other important matters.

2.

To approve the Company’s Annual Work Plan and Budget within at the latest 30 (thirty) days prior to the commencement of the Company’s Financial Year. In case the Company’s Annual Work Plan and Budget are not approved within the above period, the Company’s Annual Work Plan and Budget of the previous year shall apply.

3.	To give its opinion and suggestions to the General Meeting of Shareholders on all other matters deemed significant for the management of the Company.

4.	To propose the appointment of an Accountant to perform the examination of the financial situation of the Company, to be reported to the General Meeting of Shareholders.

5.	To perform other supervisory tasks as determined by the General Meeting of Shareholders.

MEETINGS OF THE BOARD OF COMMISSIONERS

Article 23

1.

The Board of Commissioners shall meet at least once every 3 (three) months, at which meeting the Board of Commissioners may invite the Board of Directors. The meeting of the Board of Commissioners shall be convened at the Company’s domicile or at other place of business of the Company or at any place as determined by the Board of Commissioners.

With due observance to the above provision, a Board of Commissioners’ meeting may also be held through telephone conference or similar communication system where participating members of the Board of Commissioners can communicate to each other and the participation in such meeting will be deemed as a direct presence at the meeting.

Any discussion and resolution in a meeting of the Board of Commissioners using telephone conference or similar telecommunication system must be set out in a minutes of meeting which will be circulated to the participating members of the Board of Commissioners for review and ratification by the Chairman and by one of the participating members of the Board of commissioners who is appointed by those who participated.

2.

The Board of Commissioners may also convene a meeting at any time deemed necessary by the President Commissioner or at the proposal of at least 1/3 (one-third) of the total members of the Board of Commissioners, at which meeting the Board of Directors may also be invited. Invitations for the Board of Commissioners and the Board of Directors shall be served at least 14 (fourteen) days prior to the meeting. If all members of the Board of Commissioners are present such prior invitation shall not be required.

3.	The Meeting of the Board of Commissioners shall be valid and entitled to adopt binding resolutions, if attended by at least more than 1/2 (one-half) of the total members of the Board of Commissioners.

4.

All meetings of the Board of Commissioners shall be chaired by the President Commissioner and in his absence or disability, the meeting will be chaired by another member of the Board of Commissioner appointed by and from amongst those present.

5.

All resolutions at the meeting of the Board of Commissioners shall be adopted by deliberation for a consensus. If by deliberation no consensus is reached, the resolution of the meeting of the Board of Commissioners shall be adopted by simple majority vote, and in the event of a tie vote, the proposal shall be considered as rejected, except when it concerns an individual the decision may be made by the President Commissioner. Each member of the Board of Commissioners shall be entitled to cast one vote for himself and one additional vote for each member of the Board of Commissioners he presents.

6.

Of all matters discussed and resolved at a meeting of the Board of Commissioners, minutes shall be drawn up and signed by the Chairperson of the meeting and by one of the members of the Board of Commissioners appointed from amongst those present.

7.

A member of the Board of Commissioners may be represented at a meeting only by another member of the Board of Commissioners by virtue of a written power of attorney specifically granted for such purpose.

Binding resolutions may also be adopted without convening a meeting of the Board of Commissioners, provided that the decision is approved in writing and signed by all members of the Board of Commissioners.

ACCOUNTS AND LIABILITY

Article 24

1.	The financial year of the Company is a calendar year and each year at the end of December the books of the Company shall be closed.

2.

After the lapse of a period of 90 (ninety) days as from the closing of the books, the Board of Directors shall submit to the Board of Commissioners, an annual report consisting of a balance sheet and profit and loss statement of the financial year concerned audited by a Public Accountant.

3.

The Board of Commissioners shall peruse and appraise the report as mentioned in paragraph 2, for which purpose it may request the assistance of an expert for the account of the Company, and to whom the Board of Directors is obliged to give any information required.

4.

The Board of Commissioners shall report on the perusal and appraisal of the report mentioned in paragraph 2 to the General Meeting of Shareholders with due observance of the examination report from the accountant designated by the General Meeting of Shareholders.

5.

The General Meeting of Shareholders shall decide on the acceptance of the balance sheet and the profit and loss statement and other reports examined by the Accountant designated by the General Meeting of Shareholders.

6.

As from the date of the invitation for the General Meeting of Shareholders up to the date of closing of the meeting, the balance sheet and profit and loss statement and the related annual report must be made available at the offices of the Company for inspection by the shareholders.

7.

Approval of the balance sheet and the profit and loss statement by the Annual General Meeting of Shareholders shall mean the granting of full discharge and acquittal (acquit et de charge) to the Board of Commissioners and the Board of Directors from their responsibilities for their actions in respective fields within the financial year concerned, to the extent that such actions are recorded in the books of the Company.

MERGER, CONSOLIDATION AND ACQUISITION

Article 25

1.	a.

With due observance of the provisions of prevailing laws and regulations then mergers, consolidations and acquisitions may only be carried out by virtue of the resolution of the General Meeting of Shareholders attended by holders of series A share and the other shareholders or their lawful proxies who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting rights and the resolutions shall be approved by holders of the series A share and the other shareholders who jointly represent at least 3/4 (three-fourths) of the total number of votes cast at the meeting. The Acquisition as mentioned in paragraph 1.a of this Article 25 of the Articles of Association of the Company is as defined in Law No. 40 of 2007 regarding Limited Liability Company and its amendments and implementing regulations thereto and the amount of such acquisition is a material amount as mentioned in the Capital Market Regulations.

b.

In the event the quorum as mentioned in paragraph 1.a above is unable to be reached, a Second General Meeting of Shareholders may be held. The Second General Meeting of Shareholders shall be lawful and entitled to adopt binding resolutions if the meeting is attended by the holder of the series A share and the other shareholders or their lawful proxies who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting rights and the resolution is approved by the holder of the series A share and the other shareholders who jointly represent at least 3/4 (three-fourths) of the number of lawful votes cast at the General Meeting of Shareholders.

c.

In the event the quorum as referred in paragraph 1.b above is unable to be reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, invitation and time to convene the General Meeting of Shareholders shall be determined by the Chairman of the Capital Market Supervisory Board, provided that in order so that the resolution becomes lawful the General Meeting of Shareholders must be attended and approved by the holders of the series A share or their proxy.

2.

The Board of Directors shall be obligated to publish in 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other one in the English language as provided by the Board of Directors, concerning the plan of merger, consolidation and acquisition of the Company at least 30 (thirty) days before the invitation for the General Meeting of Shareholders, unless otherwise stipulated by the prevailing legislations in the capital market sector.

APPROPRIATION OF PROFITS

Article 26

1.

The net profit as determined by the General Meeting of Shareholders, after deduction of the corporate tax, shall be used as a reserve fund, dividend and for other purposes, the percentage of which shall be determined annually by the General Meeting of Shareholders.

2.

If the profit and loss statement in a certain financial year show a loss, the loss shall remain recorded in the books of the Company and for the subsequent years the Company shall be considered as not making any profit, as long as the loss recorded has not yet been fully covered, such without prejudice to the prevailing regulations.

3.	Dividends left unclaimed within 5 (five) years after being available for payment, shall no longer be paid out and shall be entered into the reserve fund of the Company.

4.

Interim dividends may be distributed if the financial condition of the Company so permits based on a resolution of a Meeting of the Board of Directors and the Board of Commissioners, provided that they will be set off against the dividends to be approved by the next Annual General Meeting of Shareholders.

5.

Notices concerning dividends and interim dividends shall be announced in at least 2 (two) daily newspapers, one of which published in the Indonesian language with wide/national circulation and the other in English, and also announced on the stock exchange where the shares are listed.

6.	With respect to the shares listed on the stock exchange, the regulations at the place where the shares are listed shall apply.

RESERVE FUND

Article 27

1.	An existing reserve fund that may be used to cover any future losses, the amount of which shall be determined by the General Meeting of Shareholders.

2.	The reserve fund may be used for capital expenditure or for other purposes as decided by the General Meeting of Shareholders, but only for in the interest of the Company.

3.

Subject to the resolutions of the General Meeting of Shareholders, the Board of Directors shall administer the reserve fund and endeavor that such reserve fund shall be profit-bearing. Any interest and other profits earned from such reserve fund shall be entered in the profit and loss statement.

AMENDMENT TO THE ARTICLES OF ASSOCIATION

Article 28

1.

Amendments to the provisions in these Articles of Association may only be adopted by a resolution of an Extraordinary General Meeting of Shareholders convened especially for that purpose and the Extraordinary General Meeting of Shareholders must be attended by the shareholders and/or their duly authorized representatives jointly representing at least 2/3 (two-thirds) of the total issued shares of the Company having valid voting right, and the resolution of the Extraordinary General Meeting of Shareholders must be approved by the shareholders and/or their duly authorized representative jointly representing at least 2/3 (two-thirds) of the total votes cast, provided that in the event of any amendment to the provisions regarding the rights of the series A share as stipulated in these Articles of Association, the objective and purposes of the Company, increase of capital without pre-emptive rights over shares, Merger, Consolidation and Acquisition, as well as Dissolution and Liquidation of the Company, the Extraordinary General Meeting Shareholders as referred in this paragraph 1 of Article 28 of this Articles of Association is valid only if attended by and the resolutions of which approved by the holder of series A share.

2.

With respect to the reduction of the authorized capital or the subscribed capital, the Board of Directors shall be obligated to announce the said matter at least in 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other in English, as determined by the Board of Directors for the interest of the creditors.

3.

Without prejudice to the quorum and the approval of the holder of series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum mentioned in paragraph 1 is not reached, a second General Meeting of Shareholders may be convened for the same purposes on terms as provided in paragraph 3 Article 13 of these Articles of Association, and the resolution in the second Extraordinary General Meeting of Shareholders shall be valid if the meeting is attended by the shareholders jointly representing at least 3/5 (three-fifth) of the total issued shares of the Company having valid voting right, and approved by shareholders representing at least 2/3 (two-third) of such total votes.

4.

Without prejudice to the quorum and the approval of the holder of series A share as stipulated in the Article 28 paragraph 1 of these Articles of Association, in the event the quorum as mentioned in paragraph 3 above is not reached, then at the request of the Company, the quorum, total votes to adopt a resolution, invitation and time to convene a General Meeting of Shareholders shall be determined by the Chairman of the Capital Market Supervisory Board.

5.	Matters that have been stated in the above must be carried out with the approval of the competent authorities, if required.

DISSOLUTION AND LIQUIDATION

Article 29

1.

With the observance of the provisions of the prevailing statutory regulations, dissolution may only be carried out based on a resolution of the General Meeting of Shareholders attended by the holder of the series A share and the other shareholders or their lawful proxy who jointly represent at least 3/4 (three-fourths) of the total number of shares with valid voting right and the resolution shall be approved by the holder of the series A share and the other shareholders who jointly represent at least 3/4 (three-fourths) of the total votes cast at the Meeting.

2.

If the Company is dissolved, both due to the expiration of its term or is dissolved based on a resolution of the General Meeting of Shareholders or declared dissolved based on a court decree, or due to any other reasons as stipulated in the prevailing regulations, liquidation shall be carried out by a liquidator. In a liquidation, the liquidators shall add behind the name of the Company “in liquidation”.

3.	a.

In the event the quorum as mentioned in paragraph 1 above is not reached, a second General Meeting of Shareholders may be held. The second General Meeting of Shareholders shall be lawful and entitled to adopt binding resolutions if attended by the holder of the series A share and the other shareholders or their lawful proxy who jointly represent at least 2/3 (two-thirds) of the total number of shares with valid voting right and the resolution is approved by the holder of the series A share and the other shareholders who jointly represent at least 3/4 (three-fourth) of the number of valid votes cast at the General Meeting of Shareholders.

b.

In the event the quorum as mentioned in paragraph 3a above is not reached, then at the request of the Company, the quorum, number of votes to adopt a resolution, invitation and time to convene the General Meeting of Shareholders shall be determined by the Chairman of the Capital Market Supervisory Board, provided that in order that resolution shall be lawful, the General Meeting of Shareholders shall be attended and approved by the holder of the series A share or its proxy.

4.

The Board of Directors shall act as liquidator if required by the prevailing regulations. The balance of the liquidation account, after payment of all debts and obligations of the Company, shall be used to pay all shares of the Company, if possible at a price as written on the share certificates. The remaining balance of the liquidation account shall be distributed according to the resolution of the General Meeting of Shareholders.

5.	The remuneration for the liquidator shall be determined by the General Meeting of Shareholders or by a court ruling.

6.

The liquidators shall register the decision to dissolve the Company in the company register, publish in the State Gazette and in 2 (two) daily newspapers, one of which in the Indonesian language with wide/national circulation and the other one in English, and shall notify the Minister of Law and Human Rights at the latest 30 (thirty) days as from the date the Company is dissolved.

7.

This Articles of Association as contained in the deed of establishment and future amendments thereof shall remain applicable up to the date of approval of the liquidation account by the General Meeting of Shareholders and the granting of full discharge and acquittal to the liquidators.

MISCELLANEOUS

Article 30

All matters that are not provided for or not adequately covered in these Articles of Association shall be decided by the General Meeting of Shareholders.

1.

The Shareholders have fully paid in cash as referred to in Article 4 paragraph (2) of Articles of Association, in the amount of 5,433,933,500 (five billion four hundred thirty three million nine hundred thirty three thousand five hundred), consisting of 1 (one) series A share and 5,433,933,499 (five billion four hundred thirty three million nine hundred thirty three thousand four hundred ninety nine) series B shares or having a total nominal value of Rp. 543,393,350,000.00 (five hundred forty three billion three hundred ninety three million three hundred fifty thousand Rupiah). The composition of the current shareholders are as follows:

a.

The Republic of Indonesia, 1 (one) series A shares and 776,624,999 (seven hundred seventy six million six hundred twenty four thousand nine hundred and ninety nine) series B shares or having a total nominal value of Rp 77,662,500,000.00 (seventy seven billion six hundred sixty two million five hundred thousand Rupiah)

b.

Indonesia Communications Limited, 2,171,250,000 (two billion one hundred seventy one million two hundred fifty thousand) series B shares having a total nominal value of Rp 217,125,000,000.00 (two hundred seventeen billion one hundred twenty five million Rupiah)

c.

The Public, 2,486,058,500 (two billion four hundred eighty six million fifty eight thousand five hundred) series B shares or having a total nominal value of Rp 248,605,850,000.00 (two hundred forty eight billion six hundred five million eight hundred fifty thousand Rupiah).

2.	The composition of the Board of Directors and Board of Commissioners of the Company is as follows:

BOARD OF DIRECTORS :

President Director	:	Mr. JOHNNY SWANDI SJAM, as identified above.

Vice President Director	:

Mr. KAIZAD BOMI HEERJEE, born in India on 23rd (twenty-third) January 1964 (nineteen sixty-four), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S2668470F, Singaporean citizen, for the time being residing in Jakarta; according to his statement acting in this matter in his capacity of Vice President Director of the Company.

Director	:

Mr. FADZRI SENTOSA, born in Jakarta on 6th (sixth) May 1963 (nineteen sixty-three), entrepreneur, domiciled in Jakarta at Jalan Pejompongan Number 11, Rukun Tetangga 007/Rukun Warga 005, Kelurahan Bendungan Hilir, Sub-district of Tanah Abang, Central Jakarta, holder of Resident Identity Card number 09.5007.060563.0038, Indonesian Citizen; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. WAHYU WIJAYADI, born in Tulung Agung on 27th (twenty-seventh) August 1957 (nineteen fifty-seven), entrepreneur, domiciled in Jakarta at Jalan Kayu Putih Selatan I.B/46, Rukun Tetangga 006/Rukun Warga 006, Kelurahan Pulo Gadung, Sub-district of Pulo Gadung, East Jakarta, holder of Resident Identity Card number 09.5402.270457.0238, Indonesian Citizen; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. GUNTUR SOALOON SIBORO, born in Singkawang on 28th (twenty-eighth) August 1965 (nineteen sixty-five), entrepreneur, domiciled in Jakarta at Jalan Ampera II Number 18, Rukun Tetangga 004/Rukun Warga 009, Kelurahan Ragunan, Sub-district of Pasar Minggu, South Jakarta, holder of Resident Identity Card number 09.5304.280865.0740, Indonesian Citizen; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. RAYMOND TAN KIM MENG, born in Jakarta on 20th (twentieth) April 1954 (nineteen fifty-four), entrepreneur, domiciled in Jakarta at Jalan Kebon Kacang Raya Number 2, Tanah Abang, Central Jakarta, holder of Singapore passport number S0188993A, citizen of Singapore; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. SYAKIEB AHMAD SUNGKAR, born in Jakarta on 6th (sixth) November 1962 (nineteen sixty-two), entrepreneur, domiciled in Jakarta in Tebet Mas Indah III Block E/40, Rukun Tetangga 009/Rukun Warga 002, Kelurahan Tebet Barat, Sub-district of Tebet, South Jakarta, holder of Resident Identity Card number 09.5007.061162.0153, Indonesian citizen; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. WONG HEANG TUCK, born in Selangor, Malaysia, on 3rd (third) September 1967 (nineteen sixty-seven), entrepreneur, domiciled in Jakarta at Jalan Kebon Kacang Raya Number 2, Central Jakarta, holder of Malaysian passport number A10772641, citizen of Malaysia; according to his statement acting in this matter in his capacity of Director of the Company.

Director	:

Mr. ROY KANNAN, born in India on 3rd (third) May 1952 (nineteen fifty-two), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S26294862, Singaporean citizen, for the time being residing in Jakarta; according to his statement acting in this matter in his capacity of Director of the Company.

BOARD OF COMMISSIONERS :

President Commissioner	:

Mr. PETER SEAH LIM HUAT, born in Singapore on 23rd (twenty-third) August 1946 (nineteen forty-six), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S0337313D, Singaporean citizen:

Commissioner	:

Mr. JARMAN, born in Bondowoso on 23rd (twenty-third) March 1957 (nineteen fifty-seven), entrepreneur, domiciled in Depok, Pondok Duta Blok AA.2 Number 14, Rukun Tetangga 01/Rukun Warga 23, Kelurahan Bakti Jaya, Sub-district of Sukmajaya, Depok City, West Java, holder of Resident Identity Card Number 32.77.73.1008.11036/73027099, Indonesian citizen;

Commissioner	:

Mr. RIONALD SILABAN, born in Riau on 23rd (twenty-third) April 1966 (nineteen sixty-six), entrepreneur, domiciled in Jakarta, Jalan Panglima Polim IV Number 14, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Melawai, Sub-district Kebayoran Baru, South Jakarta holder of Resident Identity Card Number 09.5307.230466.0172, Indonesian citizen;

Commissioner	:

Mr. SIO TAT HIANG, born in Singapore on 8th (eighth) July 1947 (nineteen forty-seven), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S0005627H, Singaporean citizen;

Commissioner	:

Mr. SUM SOON LIM, born in Singapore on 16th (sixteenth) March 1943 (nineteen forty-three), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S1141278E, Singaporean citizen;

Commissioner	:

Mr. SHEIKH MOHAMMED BIN SUHAIM HAMAD AL-THANI, born in Qatar on 1st (first) January 1966 (nineteen sixty-six), entrepreneur, having an address at P.O. Box 326, Doha, Qatar, holder of Qatari passport Number 008484, Qatari citizen;

Independent Commissioner	:

Mr. LIM AH DOO, born in China on 10th (tenth) October 1949 (nineteen forty-nine), entrepreneur, domiciled in Singapore at 51 Cuppage Road #10-11/17, StarhHub Centre, Singapore 229469, holder of Singapore passport number S0003773G, Singaporean citizen;

Independent Commissioner	:

Mr. SETYANTO PRAWIRA SANTOSA, born in Gombong on 9th (ninth) of August 1946 (nineteen forty-six), entrepreneur, domiciled in Jakarta, Jalan Cianjur No. 6, Rukun Tetangga 007/Rukun Warga 004, Kelurahan Menteng, Sub-district of Menteng, Central Jakarta, holder of Resident Identity Card Number 09.5301.090846.0501, Indonesian citizen;

Independent Commissioner	:

Mr. SOEPRAPTO, born in Tegal on 10th (tenth) June 1946 (nineteen forty-six), entrepreneur, domiciled in Jakarta at Jalan Kencur I.L number 21-22, Rukun Tetangga 008/Rukun Warga 08, Kelurahan Cibubur, Sub-district of Ciracas, East Jakarta, holder of Resident Identity Card number 09.5410.100646.0235, Indonesian citizen;

Independent Commissioner	:

Mr. THIA PENG HEOK GEORGE, born in Singapore on 30th (thirtieth) November 1948 (nineteen forty-eight), entrepreneur, domiciled at 31 Mount Sinai Rise #12-05, Singapore 276953, holder of Singaporean passport number S1051486Z, Singaporean;

The appearer subsequently declared, with respect to the foregoing resolution, to confer upon me, Notary, a power of attorney with right of substitution to apply for approval for such amendment to the Minister of Law and Human Rights of the Republic of Indonesia in accordance with the prevailing laws and legislations, and to that end to appear wherever necessary, to prepare, cause to be prepared and execute applications, deeds and other documents, and to perform all other things desirable or necessary to achieve the above purpose without exception.

The appearer I am acquainted with.

THIS DEED

Is prepared as minute and is executed in Central Jakarta, on the day and date as stated above in the presence of:

1.

Mr. AULIA TAUFANI, Sarjana Hukum, born in Jakarta on 19 (nineteenth) July 1971 (nineteen seventy-one), domiciled in Jakarta, Jalan H. Golden II, Rukun Tetangga 003/Rukun Warga 004, Kelurahan Pondok Pinang, Sub-district of Kebayoran Lama, South Jakarta, holder of Resident Identity Card Number 09.5305.190771.0353;

2.

Ms. SHANTI INDAH LESTARI, Sarjana Hukum, born in Palembang on 2 (second) September 1979 (nineteen seventy-nine), domiciled at Kampung Ubud F6 Number 10, Perum Tamansari Pesona Bali, Rukun Tetangga 10/Rukun Warga 15, Kelurahan Pisangan, Kecamatan Ciputat, Kabupaten Tanggerang, Banten, holder of Resident Identity Card Number 3404124209790006, for the time being residing in Jakarta; both Assistant Notaries whom I, Notary, am acquainted with, as witnesses.

After I, Notary, have read out this deed to the witnesses, this deed is signed by the appearer, the witnesses and me, Notary.

Executed with three changes, as a result of one supplement, one scratch, without replacement.

This minute has been duly signed.

Given as identical copy.

Substituting Notary in Jakarta,

[Notary’s stamp]
[signature]
[duty stamp]
(SUTJIPTO, SH.)